Exhibit 99.2

News Release

Sunoco LP Announces Pricing of Private Offering of Senior Notes

DALLAS, September 13, 2023 – Sunoco LP (NYSE: SUN) (“Sunoco”) today announced that it has priced at 100% a private offering (the “offering”) of $500 million in aggregate principal amount of 7.000% senior notes due 2028 (the “notes”). Sunoco Finance Corp., a wholly owned direct subsidiary of Sunoco, will serve as co-issuer of the notes. The sale of the notes is expected to settle on September 20, 2023, subject to the satisfaction of customary closing conditions.

Sunoco intends to use the net proceeds from the offering to repay a portion of the outstanding borrowings under its existing $1.5 billion revolving credit facility.

The offering of the notes has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Sunoco plans to offer and sell the notes only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

This news release is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Sunoco LP

Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 40 U.S. states and territories as well as refined product transportation and terminalling assets. Sunoco’s general partner is owned by Energy Transfer LP (NYSE: ET).

Forward-Looking Statements

This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law, including without limitation statements regarding the offering. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in Sunoco’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. Sunoco undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Contacts

Scott Grischow

Treasurer, Sr. Vice President – Investor Relations and Mergers & Acquisitions

(214) 840-5660, scott.grischow@sunoco.com

Matthew Kobler

Sr. Manager – Investor Relations

(214) 840-5604, matthew.kobler@sunoco.com

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